EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our reserve report to the interests of Offshore Energy Development Corporation (the Company) dated July 18, 1996, relating to the estimated quantities of certain of the Company's proved reserves and the related estimates of future net revenue and present values for the year ended December 31, 1995. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

                                          RYDER SCOTT COMPANY
                                            PETROLEUM ENGINEERS

Houston, Texas
August 30, 1996

1850, 335-8th Avenue, S.W.
Calgary, Alberta T2P 1C9
Tel (405) 202-2700
Fax (403) 262-2790

600 17th Street, Suite 900N
Denver, Colorado 80202-5401
Fax (303) 623-4258